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                                                                   Exhibit 99.1

                                                         [GRAPHIC APPEARS HERE]
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                                                     National Steel Corporation
                                                     4100 Edison Lakes Parkway
                                                     Mishawaka, IN  46545-3440


                                                      Contact: Anita-Marie Hill
                                                               (310) 788-2850
For Immediate Release:

     National Steel Announces Notice of PBGC Intention to Assume Pension Plans

Mishawaka, Ind. - December 5, 2002 - National Steel Corporation, Inc. today announced it has received notice that the Pension Benefit Guaranty Corporation
(PBGC), the federal pension insurer, has indicated an intention to assume responsibility for seven National Steel Corporation pension plans.

"We are disappointed that the PBGC took this action at this time. However, we recognize that if the PBGC assumes responsibility for the plans current employees who retire will receive their basic pension benefits and our retirees will continue to receive monthly checks, subject to federal limits," said Mineo Shimura, Chairman and Chief Executive Officer. "We were aware that this action eventually could occur due to the significant underfunding of our plans, large ongoing funding requirements, market conditions and our bankruptcy filing. We do not expect that the PBGC's action will impact our plan to reorganize the Company. We continue to have good liquidity and will continue to provide our customers with the service and quality that they demand."

Legacy costs such as pensions have long been an issue for the entire steel industry. In addition, the impact of the investment market over the past two years combined with low interest rates have significantly exacerbated pension funding requirements and have resulted in record pension liabilities, particularly in the steel industry.

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If the PBGC assumes responsibility for the plans, it will take over the assets of the plans and use its insurance funds to pay guaranteed benefits to National Steel workers. The affected pension plans are the National Steel Corporation Retirement Program; National Steel Corporation Pension Plan - Hourly Employees; Granite City United Steelworkers of America Pension Plan; Granite City Pension Plan for Chemical Workers, Bricklayers, Hodcarriers, Blacksmiths, and Watchman's Union; Weirton Retirement Program; National Steel Pellet Company Pension Plan for Hourly Wage Employees; and Pension Plan for Salaried Employees of National Steel Pellet Company. The Company's American Steel Corporation Hourly Pension Plan was not implicated by the PBGC's announcement.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the Nations's largest producers of carbon flat-rolled steel products with annual shipments of approximately six million tons. National Steel Corporation employs approximately 8,200 employees. Please visit the Company's web site at www.nationalsteel.com for more information on the Company and its products and facilities.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.